JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of stock of RAIT Financial Trust.

EXECUTED this 19th day of December, 2012.

Almanac Realty Securities VI, L.P.

By: Almanac Realty Partners VI, LLC, its general partner

By:	/s/ Matthew W. Kaplan
Name:	Matthew W. Kaplan
Title:	Managing Member

Almanac Realty Partners VI, LLC

By:	/s/ Matthew W. Kaplan
Name:	Matthew W. Kaplan
Title:	Managing Member

ARS VI Investor I, LLC

By:	/s/ Henry C. Herms
Name:	Henry C. Herms
Title:	Treasurer

/s/ Matthew W. Kaplan

Matthew W. Kaplan